Exhibit 99.2

AMDL Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@amdl.com (M) (206) 310-5323
FOR IMMEDIATE RELEASE
AMDL INC. NAMES DOUGLAS MACLELLAN AS EXECUTIVE
CHAIRMAN & CEO
Michael Boswell nominated as Chairman of Audit committee

TUSTIN, Calif., November 5, 2008/PRNewswire — (www.amdl.com) AMDL, Inc. (Amex: ADL - News), announced today Mr. Douglas MacLellan has been elected by its Board of Directors to the role of Chief Executive Officer and Executive Chairman effective immediately. Mr. Michael Boswell has been appointed to the Board and will assume Mr. MacLellan’s former role as Chairman of AMDL’s Audit committee and long-standing board member Dr. William Thompson will assume the role of Chairman of the Governance Committee.
“The board has great confidence in Mr. MacLellan and the Company’s U.S. and China-based teams and we look forward to AMDL’s continued success,” commented long-time board member Dr. William Thompson. “Given Mr. MacLellan’s decisive leadership, personal style, and more than 25 years of extensive business experience in China, Mr. MacLellan is fully prepared to lead AMDL to the next level. He is well-respected across the industry, specifically in China where the majority of AMDL’s business is currently conducted. Equally important, Mr. MacLellan is highly-regarded by AMDL’s U.S. and China-based teams. He is an absolute perfect fit for this role.”
Mr. MacLellan is transitioning into his new role after nearly 16 years on AMDL’s Board. He was appointed to the Board in 1992 and became Chairman of the Audit and Governance committees in 2001. Earlier this year he assumed the role of non-executive Chairman serving as an advisor and lead Company spokesperson for AMDL. He brings extensive international business experience to his new role, with a special focus on business operations and management in China where Mr. MacLellan has been actively involved since 1983. He is a recognized authority on Chinese joint venture and wholly foreign owned enterprise (WFOE) structuring and considered an expert on the China government and regulator and compliance system.
Among his other accomplishments, Mr. MacLellan also brings over twenty years of active board experience to AMDL. With more than 25 years experience, Mr. MacLellan has been a catalyst for the development and financing of global businesses in the United States and throughout the world. Throughout his professional career, he has served on the board of 18 private and publicly-held companies where he has played an instrumental role in strategic planning, general operations, corporate finance activities,

2008 MacLellan/Boswell Appointment

economic policy, asset allocation and mergers & acquisitions. Additionally, he has helped raise more than US$715 million in capital for development stage, start-up and mid-cap companies.
Mr. MacLellan received advanced training in classical economic theory and international relations from the University of Southern California and was a student of Arthur Laffer, Ph.D., who later employed him an economist. Mr. MacLellan has also authored numerous industry-specific research papers, portfolio strategy and economic forecasts over the past 25 years.
“I am tremendously excited for the opportunity to lead AMDL, particularly during a time of profound change and unprecedented opportunity. I am focused and prepared to act decisively to improve our strong competitive position in China while laying a foundation to aggressively grow the Company beyond stated expectations,” said Mr. MacLellan. I am also pleased to welcome Mr. Michael Boswell to our Board of Directors as Chairman of AMDL’s Audit Committee.”
Mr. Boswell is co-founder of the TriPoint family of companies and co-founder and member in TriPoint Capital Advisors, LLC — a boutique merchant bank focused on small and mid-sized growth companies. He has been active in the Chinese market since 2000 providing high-level financial guidance and services to start-up, small and mid-sized companies.
Mr. Boswell also holds executive and CFO positions with client companies that include Acting CFO and Director of Edgewater Foods International Inc. (OTCBB: EDWT), and Financial Advisor and Consultant to Tianyin Pharmaceutical Co, Inc. (AMEX: TPI) and JPAK Group Inc. (OTCBB: JPAK). With TriPoint, Mr. Boswell has assisted numerous companies, providing high-level advice related corporate finance, corporate structure, corporate governance and mergers & acquisitions. Prior to the founding of TriPoint, Mr. Boswell held senior-level executive positions focused on business development and management consulting.
Mr. Boswell holds the Series 24, 82 and 63 licenses and is COO of TriPoint Global Equities, a FINRA member firm. Mr. Boswell also spent eight years as a senior analyst and engineer in various branches of the United States Government. He earned his MBA from John Hopkins University and a BS degree in Mechanical Engineering from University of Maryland.
About AMDL:
Headquartered in Tustin, CA with operations in Shenzhen, Jiangxi, and Jilin, China, AMDL, Inc., along with its subsidiary Jade Pharmaceutical Inc. (JPI), is a vertically integrated bio-pharmaceutical company devoted to the research, development,

2008 BOD/Executive Management Changes

manufacturing, and marketing of diagnostic, pharmaceutical, nutritional supplement, and cosmetic products. The Company employs approximately 320 people in the U.S. and China. The Company has an additional 4 pharmaceutical and diagnostic products under review by various regulatory authorities.
Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward- looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to AMDL Inc., except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties related to the Company’s access to additional capital, competition and dependence on key management.